Exhibit 4.23

Certain personal information has been omitted from this exhibit and is marked [***].

DEED OF ACKNOWLEDGEMENT

PRIVATE AND CONFIDENTIAL

Parties	Relms Consolidated Pty Ltd (ACN 622 735 166) as Trustee for the Sutton Family Trust (Relms) and Vega Global Technologies Limited (ACN 667 154 261) (Vega) (together, the Parties and each a Party)

Background

A. The parties entered into a share sale agreement under which Vega agreed to acquire, and acquired, 100% of the issued share capital of Mirragin RAS Consulting Pty Ltd (ACN 149 778 165) (Mirragin).

B. The agreed cash consideration of A$550,000 is to be satisfied by Vega assuming certain financial indebtedness of Mirragin, up to a maximum aggregate of A$550,000.

C. The parties wish to record, with precision, the basis upon which that consideration has been satisfied, and to identify with certainty the limits of Vega’s obligations.

1. Acknowledgement of Consideration

The parties acknowledge and agree that the cash consideration of A$550,000 payable by Vega to Relms under the Agreement has been fully satisfied by Vega assuming responsibility for certain third-party financial indebtedness of Mirragin as at the Settlement Date (Outstanding Debt), up to a maximum aggregate amount of A$550,000.

The assumption of the Outstanding Debt constitutes full and final satisfaction of the cash consideration. No further consideration is payable by Vega to Relms under the Agreement or otherwise.

For the avoidance of doubt, the Outstanding Debt is limited to the amounts expressly identified in clause 2.1. Nothing in this Deed, including the Schedule, extends Vega’s obligations beyond what is stated in clause 2.1. Where there is any inconsistency between clause 2.1 and the Schedule, clause 2.1 prevails.

2. Definition of Outstanding Debt	The Outstanding Debt comprises only the following third-party financial indebtedness of Mirragin, as at 13 February 2026 (Settlement Date), up to a maximum aggregate of A$550,000:

	(a)	QRIDA Government Loan — A$52,917.37;
	(b)	NAB Business Markets Loan — Mirragin — A$420,864.19; and
	(c)	American Express facility — A$59,466.28,

being an aggregate of A$533,247.84. The balance of the A$550,000 cap (being A$16,752.16) will be applied as a reduction of amounts owing by Rob Sutton to Mirragin under his loan account, capped at that amount, and is not assumed by Vega nor owed to Relms.

2.2 For the avoidance of doubt, the Outstanding Debt;

	(a)	is determined solely by reference to third-party balances outstanding at the Settlement Date;
	(b)	is capped at A$550,000 in aggregate;
	(c)	does not include any intercompany loans, whether owed by Mirragin to Relms, by Mirragin to Defining Films Pty Ltd, or any other related-party balance; and
	(d)	does not vary as a result of any movement, increase, payment, or other change after the Settlement Date.

3. Express Exclusions	3.1 The following are expressly excluded from the Outstanding Debt and remain the sole responsibility of Relms and/or Rob Sutton:

	(a)	the NAB Business Markets Loan relating to Defining Films Pty Ltd (approximately A$600,000), including all interest, fees, and the balloon principal repayment due approximately March 2028;
	(b)	all other financial indebtedness, liabilities, and obligations of Defining Films Pty Ltd of any kind;
	(c)	any intercompany loan or balance owed by Mirragin to Relms Business Services Pty Ltd or any related entity of Rob Sutton;
	(d)	any intercompany loan or balance owed by Mirragin to Defining Films Pty Ltd, or by Defining Films Pty Ltd to Mirragin;
	(e)	any financial indebtedness or liability not expressly identified in clause 2.1; and
	(f)	any increase in any debt, liability, or balance of any kind arising after the Settlement Date, regardless of cause.
	(g)	any amount applied as an offset in accordance with clause 2.1, which remains solely a reduction of Rob Sutton’s indebtedness to Mirragin and does not constitute an assumed liability of Vega.
	(h)	any personal guarantee, indemnity, security, or other contingent liability given by Rob Sutton, Relms, or any related party in respect of any financial indebtedness of Mirragin or any other entity, whether disclosed or undisclosed.

3.2 Relms and Rob Sutton jointly and severally indemnify Vega and Mirragin against all Loss arising from, or in connection with, any of the items listed in clause 3.1.

3.3 For the avoidance of doubt, Vega does not assume, adopt, replace, novate, or otherwise become liable for any personal guarantee or other contingent obligation of any person in connection with any financial indebtedness, whether or not such indebtedness forms part of the Outstanding Debt.

3.4 Relms and Rob Sutton acknowledge that all personal guarantees remain their sole responsibility and must not be released, varied or compromised in a manner that creates any direct or indirect liability for Vega.

4. Intercompany Balances	4.1 The parties acknowledge that, as at the Settlement Date, the following intercompany balances existed:

	(a)	Mirragin was owed approximately A$156,548.78 by Defining Films Pty Ltd (Mirragin-to-DF Loan); and
	(b)	Mirragin was owed approximately A$3,742.50 by Relms Business Services Pty Ltd.
4.2 All intercompany balances referred to in clause 4.1:
	(a)	are expressly excluded from the Outstanding Debt;
	(b)	remain assets of Mirragin and are not reduced, extinguished, or otherwise affected by this Deed; and
	(c)	are not assumed, offset, or satisfied by Vega as part of the consideration under this Deed or the Agreement.

4.3 Any increase in any intercompany balance after the Settlement Date — including without limitation any advance, loan, or payment made by Mirragin to Defining Films Pty Ltd after 13 February 2026 — is not part of the consideration under this Deed and creates no obligation of Vega to Relms.

4.4 Relms acknowledges that the intercompany balances referred to in clause 4.1 are assets of Mirragin acquired by Vega and remain enforceable by Vega and Mirragin accordingly.

4.5 The parties acknowledge and agree that the unused balance of the A$550,000 cap referred to in clause 2.1 (being A$16,752.16) is to be applied solely as a reduction of amounts owing by Rob Sutton to Mirragin, and does not:

	(a)	constitute consideration payable to Relms;
	(b)	form part of the Outstanding Debt;
	(c)	reduce, extinguish or otherwise affect any intercompany balance referred to in clause 4.1; or
	(d)	give rise to any obligation on Vega to assume or satisfy any additional liability.

5. Settlement Date Fixing	5.1 All amounts relevant to this Deed are fixed as at the Settlement Date (13 February 2026).
5.2 Any movement after the Settlement Date in:

(a) loan principal or interest balances;
(b) intercompany account balances;
(c) cash flows between Mirragin, Defining Films Pty Ltd, Relms, or any related entity; or
(d) any other financial obligation of any of those entities,

is to be disregarded for the purposes of determining the Outstanding Debt or any obligation of Vega under this Deed.

6. Financial Debt Warranty	6.1 Relms represents and warrants that, as at the Settlement Date:
(a) Mirragin had no financial indebtedness to third parties other than the Outstanding Debt as defined in clause 2.1;
(b) all intercompany balances as at the Settlement Date were accurately and fully disclosed to Vega prior to execution of this Deed; and
(c) no material change to the financial position of Mirragin or Defining Films Pty Ltd occurred between the date of the Agreement and the Settlement Date without disclosure to Vega.

6.2 Relms indemnifies Vega and Mirragin against, and must pay Vega an amount equal to, any Loss suffered or incurred by Vega or Mirragin as a result of any breach of clause 6.1.

7. Confidentiality	This Deed and all other information disclosed by the parties to each other (Confidential Information) is confidential and each Party shall ensure that the Confidential Information remains confidential, except that the parties may make disclosure to their relevant advisors or as otherwise required by law.

8. Further Assurance	Each Party shall sign and execute and do all deeds, acts, documents and things as may reasonably be required by the other parties to effectively carry out and give effect to the terms and intentions of this Deed.

9. Governing Law	This Deed shall be governed by and construed in accordance with the law from time to time in force in Western Australia. The parties agree to submit to the non-exclusive jurisdiction of the Courts of Western Australia and the Courts which hear appeals from those Courts.

10. Assignment	None of the parties may assign any of the rights or obligations conferred by this Deed without the written consent of the other parties.

11. Variation	No modification or alteration of the terms of this Deed shall be binding unless made in writing dated subsequent to the date of this Deed and duly executed by the Parties.

12. Costs	Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Deed.

13. Notices	Each notice authorised or required to be given to a Party shall be in writing and may be delivered by email to the Party at its address set out below: a. To Relms at:

	Address:	Level 6, 200 Adelaide Street, Brisbane QLD 4000

	Email:	[***]

	For the attention of:	Rob Sutton

b. To Vega and Mirragin at:

	Address:	283 Rokeby Road, Subiaco WA 6008

	Email:	[***]

	For the attention of:	Jay Stephenson

14. Severance	If any provision of this Deed is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

15. Entire Agreement	This Deed shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

16. Counterparts	This Deed may be executed in any number of counterparts, each of which when executed and delivered to the other parties shall constitute an original, but all counterparts together shall constitute one and the same Deed.

Executed by the parties as a deed.

Dated this 27th day of March 2026

EXECUTED by VEGA GLOBAL TECHNOLOGIES LIMITED (ACN 667 154 261) in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of director	Signature of director/company secretary

/s/ Natraj Balasubramanian	/s/ Jay Stephenson

Name of director	Name of director/company secretary

Natraj Balasubramanian	Jay Stephenson

Date	Date

27 March 2026	27 March 2026

EXECUTED by RELMS CONSOLIDATED PTY LTD (ACN 622 735 166) as trustee for the Sutton Family Trust in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of director	Signature of director/company secretary

/s/ Robert Sutton

Name of director	Name of director/company secretary

Robert Sutton

Date	Date

SCHEDULE — Outstanding Debt

This Schedule sets out the loans assumed by Vega under this Deed. It must be read subject to clause 2.1, which prevails in the event of any inconsistency. All other debts remain the responsibility of Rob Sutton and Relms. All figures are as at 13 February 2026.

Loan	Lender / Description	Outstanding Balance (13 Feb 26)	Assumed by Vega (A$550,000 cap)	Rob’s Responsibility
Loan 1	QRIDA Government Loan (Mirragin)	A$52,917.37	A$52,917.37	Nil
Loan 2	NAB Business Markets Loan (Mirragin)	A$420,864.19	A$420,864.19	Nil
Loan 4	American Express Facility (Mirragin)	A$59,466.28	A$59,466.28	Nil
	Total Outstanding Debt assumed by Vega		A$533,247.84
	Unused balance of A$550,000 cap (applied as offset against Rob Sutton loan account)		A$16,752.16	N/A

Debts Remaining Rob Sutton’s / Relms’ Responsibility

Item	Description	Balance (A$) as at 13 Feb 26	Responsibility
Loan 3	NAB Business Markets Loan (to Defining Films Pty Ltd) — balloon payment ~March 2028	A$600,000.00	Rob Sutton / Relms
Loan 5	Mirragin to RELMS Business Services Pty Ltd (intercompany)	A$3,742.50	Rob Sutton / Relms
Loan 6	Mirragin to Defining Films Pty Ltd (intercompany — asset of Mirragin acquired by Vega)	A$156,548.78	Asset of Mirragin / Vega

Note: Any increase in any balance above after 13 February 2026 is expressly excluded from the Outstanding Debt. All figures are in Australian dollars (A$). This Schedule forms part of the Deed of Acknowledgement between Relms Consolidated Pty Ltd (as Trustee for the Sutton Family Trust) and Vega Global Technologies Limited.